NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS FIRST QUARTER FISCAL 2013 RESULTS:
▪	POSITIVE SAME-RESTAURANT SALES OF 1.9%
▪	RESTAURANT-LEVEL OPERATING MARGIN IMPROVEMENT OF 400 BASIS POINTS

MARYVILLE, TN – October 10, 2012 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal first quarter ended September 4, 2012.

Results for first quarter 2013 compared to first quarter 2012 include:
•	Same-restaurant sales increased 1.9% at Company-owned Ruby Tuesday restaurants
•
Restaurant-level operating margin of 19.7%, compared to 15.7% for the prior year, an improvement of 400 basis points primarily driven by our restaurant-level margin cost savings.  These savings, in addition to lower coupon expense, are largely funding our television marketing programs.

•
Net income of $2.6 million, or net income of $2.9 million excluding CEO transition expenses primarily related to search fees.  This compares to prior-year net income of $3.1 million.   We have included a reconciliation of these items and the related earnings per share impact on the Investor Relations page of the Ruby Tuesday website:  www.rubytuesday.com.

•	Diluted earnings per share of $0.04, or diluted earnings per share of $0.05 excluding the impact of the item noted above, compared to diluted earnings per share of $0.05 for the prior year

Sandy Beall, Founder, Chairman, and CEO, commented on the quarterly results, saying, “We were very pleased with our positive same-restaurant sales in the first quarter, in line with our guidance of approximately 2%, and our first positive sales quarter in the last seven quarters.  Our first quarter sales results are encouraging, in particular as we have significantly reduced our level of couponing while supporting and building our television marketing programs.  We believe we are well positioned to grow our sales and continue to build upon all the groundwork we laid over the past year.”

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October 10, 2012
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Other highlights from our first quarter results include:
•
Total revenue increased 0.8% from the prior-year first quarter primarily due to our Ruby Tuesday same-restaurant sales increase in addition to revenue growth in our Lime Fresh and Marlin & Ray’s concepts, which was partially offset by 27 permanently closed Company-owned restaurants

•	Opened three Lime Fresh restaurants during the quarter (two Company-owned and one franchise), and now have 15 Company-owned Lime Fresh locations and five franchised locations
•	Operated 11 Company-owned Marlin & Ray’s seafood restaurants as of the end of the quarter and opened one Marlin & Ray’s restaurant conversion subsequent to quarter end
•	Permanently closed one and temporarily closed one Company-owned Ruby Tuesday restaurant in anticipation of conversion to Marlin & Ray’s
•	Domestic and international franchisees opened one and closed two Ruby Tuesday restaurants
•
Repurchased 364,000 shares of our common stock at an average price of $6.45 per share during the quarter.  Subsequent to quarter end, we repurchased another 173,000 shares at an average price of $6.73.  Currently, 5.4 million shares remain authorized for repurchase under the Company’s share repurchase program.

•
Amended our Revolving Credit Facility to enable us to repurchase up to $15 million annually of our high yield bonds.  Subsequent to the end of the first quarter, we repurchased $1.5 million of our bonds at approximately a 5% discount to par.

•
Closed sale leaseback transactions on nine restaurants during the quarter resulting in $20.2 million of gross proceeds.  Subsequent to the end of the quarter, we closed sale leaseback transactions on an additional three restaurants resulting in $7.5 million of gross proceeds.  Since the third quarter of fiscal 2012, we have completed sale leaseback transactions on 22 restaurants, resulting in $50.0 million of gross proceeds.

•	Total capital expenditures were $6.4 million
•
Total book debt of $322 million at the end of the first quarter compared to $347 million for the prior-year quarter, a decrease of $25 million.  Additionally, we had $65 million of cash on the balance sheet at quarter end compared to $8 million in the prior year.

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October 10, 2012
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•
Continued our Board of Directors transition with the appointment of Lane Cardwell, Jr. and Jeff O’Neill, both of whom have extensive restaurant industry experience in the areas of marketing and operations

Mr. Beall added, “We enter our second quarter with good momentum and remain focused on the following four key initiatives:
•
Increasing Ruby Tuesday Same-Restaurant Sales – We are very pleased with the traction we are building with our television marketing program now that we are spending at more competitive levels with our peer group.  Our balanced approach of television advertising and promotional activities, in particular more targeted direct mail campaigns, was key to our improved traffic and sales trends in the first quarter.  During the quarter, we continued the successful promotion of our Fresh Endless Garden Bar and fresh-baked garlic cheese biscuits, both complimentary with over 20 entrees starting at $9.99.  We carried this momentum into the second quarter with the introduction of our new limited-time Steak & Lobster promotion priced at $14.99.

•
Improving Restaurant-Level Margins – We have now identified and implemented approximately $40-$45 million of cost savings which are largely funding our television marketing program.  Our objective going forward is to enhance our restaurant-level margins as we drive incremental traffic into our restaurants with our television advertising and promotional programs.

•
New Growth Focused on High-Return Locations – We continue to focus on potential high-return growth with our Lime Fresh and Marlin & Ray’s brands.  Lime Fresh is our primary concept for new unit growth and we believe it has good potential given its positioning as a hybrid of high quality fast casual and casual dining.  Additionally, we believe Marlin & Ray’s represents conversion opportunity for select existing Ruby Tuesday restaurants.

•
Strengthening Our Balance Sheet and Allocating Capital to Maximize Returns – Our new long-term capital structure gives us good flexibility to execute our strategic plans.  We will continue to invest an appropriate amount of capital in our Ruby Tuesday brand and our two new brands, and plan on utilizing our excess cash to lower our debt levels and opportunistically repurchase our stock.”

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October 10, 2012
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Fiscal Year 2013 Guidance

•	Same-Restaurant Sales – We estimate same-restaurant sales for Company-owned restaurants will be in the range of flat to 2.0% for the year.
•
Company-Owned Restaurant Development – We plan to open 12 to 16 Lime Fresh restaurants, convert five to seven Company-owned Ruby Tuesday restaurants to Marlin & Ray’s, and close four to six Company-owned Ruby Tuesday restaurants (excluding conversions)

•	Franchise Restaurant Development – We estimate our franchisees will open 10 to 12 restaurants, up to 10 of which will be international, and close two to four restaurants
•
Restaurant Operating Margins – We estimate margins will improve approximately 150-200 basis points due to cost savings initiatives coupled with fixed cost leverage on incremental sales.  This range is higher than our previous guidance in part due to approximately 20-25 basis points of improved margin related to the reporting reclassification of projected fourth quarter pension expense from restaurant payroll expenses to selling, general, and administrative expense.

•	Depreciation – Estimated to be in the range of $62-$64 million for the year
•
Selling, General, and Administrative Expenses – Advertising expense is estimated to be in the range of $80-$85 million for the year compared to $47.9 million in fiscal 2012 primarily due to incremental television advertising expense which is largely funded by our cost savings initiatives.  Excluding advertising expense, selling, general, and administrative expenses are estimated to be relatively flat primarily due to lower consulting fees and other cost savings initiatives being offset by the reporting reclassification of projected fourth quarter pension expense noted above.

•	Interest Expense – Estimated to be $25-$27 million for the year
•	Tax Benefit – Based on our lower pre-tax income coupled with our employment-related tax credits, we anticipate a net tax benefit of $5 to $10 million for the year
•
Diluted Earnings Per Share – Diluted earnings per share for the year are estimated to be in the $0.20 to $0.30 range including the CEO pension settlement expense and new CEO transition expenses.  Excluding the impact of these items, diluted earnings per

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share for the year are estimated to be in the $0.24 to $0.34 range. Fully-diluted weighted average shares outstanding are estimated to be approximately 63-64 million for the year.
•	Capital Expenditures – Estimated to be $44-$50 million for the year
•
Free Cash Flow – Estimated to be $20-$30 million for the year.  On an adjusted basis, free cash flow is estimated to be $31-$41 million after excluding the impact of the CEO pension payout (approximately $8 million) and estimated lease reserve settlements from restaurants closed in the fourth quarter of fiscal year 2012 (approximately $3 million) as we view these items as infrequent in occurrence.

•
Sale-Leaseback – Given the success we have realized with our sale leaseback program and the compression we are seeing in cap rates, we estimate we will pursue sale leaseback transactions on up to 20 additional properties with estimated gross proceeds of approximately $40-$45 million

In closing, Mr. Beall said, “We have good momentum as a company as many of the investments we made in the brand last year are beginning to pay off.  Our sales are starting to stabilize, we are making steady progress on both of our new brands, and our capital structure has significant flexibility and capacity.  The Board continues to make good progress on the search for a Chief Executive Officer and hopes an announcement will be made later this calendar year.  All of these positive developments signal a momentum change and even though we anticipate continued economic headwinds, we are excited about our plans to create long-term value for our shareholders.”

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October 10, 2012
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Reporting Reclassification to Prior-Year Financial Statements

We completed an income statement reporting reclassification for the prior-year quarter to better align our financial statement presentation with our peer group.  The reclassification, which had no effect on pre-tax or net income for the previous quarter, was in two key areas:  1) Deferred loan fees and revolving credit facility commitment fees of $0.4 million in the prior-year quarter were reclassified from other operating costs to interest expense; and  2)  General and administrative personnel payroll taxes, accident & health insurance, and retirement expenses of $2.1 million in the prior-year quarter were reclassified from payroll expenses to selling, general, and administrative expense where the corresponding salary expenses are reported.  In the current year quarter, these amounts were $0.6 million and $1.9 million, respectively.

ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 12 foreign countries, and Guam.  As of September 4, 2012, we owned and operated 712 Ruby Tuesday restaurants and franchised 78 Ruby Tuesday restaurants, comprised of 34 domestic and 44 international restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

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This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, payment of dividends, stock and bond repurchases, restaurant acquisitions, conversions of Company-owned restaurants to other dining concepts, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and the benefits of our television marketing), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; our ability to successfully integrate acquired companies; our ability to complete our planned sale-leaseback transactions; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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RUBY TUESDAY, INC.

Financial Results For the First Quarter of Fiscal Year 2013
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED STATEMENTS OF INCOME
	13 Weeks		13 Weeks
	Ended		Ended
	September 4,	Percent	August 30,	Percent	Percent
	2012	of Revenue	2011	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$331,265	99.5	$328,854	99.5
Franchise revenue	1,656	0.5	1,491	0.5
Total revenue	332,921	100.0	330,345	100.0	0.8

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	89,525	27.0	97,575	29.7
Payroll and related costs	109,234	33.0	110,861	33.7
Other restaurant operating costs	67,156	20.3	68,737	20.9
Depreciation	15,392	4.6	16,286	5.0
(as a percent of Total revenue)
Selling, general and administrative, net	43,429	13.0	28,387	8.6
Closures and impairments	1,124	0.3	445	0.1
Total operating costs and expenses	325,860		322,291

Earnings before Interest and Taxes	7,061	2.1	8,054	2.4	(12.3)

Interest expense, net	6,790	2.0	4,397	1.3

Pre-tax profit	271	0.1	3,657	1.1	(92.6)

(Benefit)/provision for income taxes	(2,328)	(0.7)	564	0.2

Net Income	$2,599	0.8	$3,093	0.9	(16.0)

Earnings Per Share:
Basic	$0.04		$0.05		(20.0)
Diluted	$0.04		$0.05		(20.0)

Shares:
Basic	62,813		63,755
Diluted	62,956		64,476

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October 10, 2012
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RUBY TUESDAY, INC.

Financial Results For the First Quarter
of Fiscal Year 2013
(Amounts in thousands)
(Unaudited)
	September 4,	June 5,
CONDENSED BALANCE SHEETS	2012	2012
Assets
Cash and Cash Equivalents	$65,488	$48,184
Accounts Receivable	8,422	4,700
Inventories	35,423	29,030
Income Tax Receivable	-	837
Deferred Income Taxes	24,892	27,134
Prepaid Rent and Other Expenses	14,297	13,670
Assets Held for Sale	7,855	4,713

Total Current Assets	156,377	128,268

Property and Equipment, Net	939,710	966,605
Goodwill	9,022	7,989
Other Assets	70,400	70,675

Total Assets	$1,175,509	$1,173,537

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$11,477	$12,454
Income Tax Payable	1,786	-
Other Current Liabilities	123,926	119,770
Long-Term Debt, including Capital Leases	310,634	314,209
Deferred Income Taxes	26,792	37,567
Deferred Escalating Minimum Rents	45,629	45,259
Other Deferred Liabilities	77,786	68,054

Total Liabilities	598,030	597,313

Shareholders' Equity	577,479	576,224

Total Liabilities and
Shareholders' Equity	$1,175,509	$1,173,537